UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): JUNE 20, 2006

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2006, Natural Alternatives International, Inc., a Delaware corporation (“NAI”), entered into a Settlement Agreement with Novogen Research Pty. Ltd. (“Novogen”), with respect to a complaint filed against NAI by Novogen on February 10, 2005, in the United States District Court, Southern District of New York. The complaint alleged one cause of action for patent infringement of a Novogen patent. As full and final settlement of the claims brought by Novogen, NAI has agreed to pay Novogen the amount of $120,000 and to discontinue making any reference in labels or written materials to certain isoflavones in connection with the treatment of symptoms associated with pre-menstrual syndrome or menopause, and not to make any product containing isoflavones derived from red clover in connection with the treatment of symptoms associated with pre-menstrual syndrome or menopause. The Settlement Agreement provides NAI a period of time to change the label on one existing product and associated written materials containing references to certain isoflavones. The one product to be re-labeled is the only NAI product affected by the Settlement Agreement. NAI does not believe this agreement will have a material adverse effect on its business, consolidated results of operations or financial condition.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 20, 2006, Mr. John F. Dullea, the current President of Real Health Laboratories, Inc., a California corporation and wholly-owned subsidiary of NAI, was appointed Executive Vice President of NAI. Mr. Dullea’s business experience and the terms of his employment agreement and compensation were previously disclosed under Item 5.02 of NAI’s Current Report on Form 8-K dated December 5, 2005 and filed with the United States Securities and Exchange Commission on December 9, 2005. Mr. Dullea will not receive any additional compensation for serving as Executive Vice President of NAI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: June 26, 2006	By:	/s/ John Reaves
John Reaves Chief Financial Officer